Exhibit 99.1

Iron Mountain Reports Third Quarter 2009 Financial Results

  Company delivers 10% OIBDA growth on a constant currency basis; results supported by solid storage revenue internal growth and continued gross margin gains
  2009 guidance refined; OIBDA and cash flow outlook raised to reflect strong year-to-date operating performance
  Strong cash flows increase liquidity; consolidated leverage ratio decreases to 3.4 times net debt to EBITDA
  Earnings are $0.21 per diluted share, $0.24 per diluted share excluding impacts from foreign currency rate changes and other discrete tax items

BOSTON--(BUSINESS WIRE)--October 29, 2009--Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, today reported its financial results for the third quarter ended September 30, 2009. The Company announced reported operating income and operating income before depreciation and amortization (OIBDA) growth of 5% and 6%, respectively, compared to the third quarter of 2008 (see Appendix B). OIBDA growth was 10% on a constant currency basis. These results were driven by continued focus on sustainable operating improvements and supported by storage revenue internal growth of 7%, which more than offset forecasted weakness in service internal revenue growth. Incorporating its solid operating performance, the Company raised its full year OIBDA and cash flow outlook and refined its revenue outlook to reflect year-to-date results. Backed by increased cash flows from operations, controlled capital expenditures, and recent financing activities, Iron Mountain ended the quarter with greater liquidity comprised of cash and availability under its revolving credit facility of more than $1 billion.

“Iron Mountain is a resilient, diversified business that continues to post solid results,” said Bob Brennan, President and CEO. “We have a strong foundation upon which we are building long-term growth platforms. Our disciplined management approach continues to drive solid profit performance through improved execution and is serving us particularly well in this challenging economy. We are on track to deliver solid full year results in 2009.”

Iron Mountain reported total internal revenue growth of 2% in the third quarter compared to the prior year period supported by storage revenue internal growth of 7%. Solid storage revenue internal growth in the North American Physical and International Physical business segments offset economic pressures on digital revenues and activity-based service revenues related to the handling and transportation of items in storage and secure shredding. As expected, complementary service revenues decreased year-over-year, due primarily to lower recycled paper prices and softness in the more discretionary revenues, such as project revenues and fulfillment services. OIBDA of $224 million for the quarter was supported by higher gross profit margins. Included in OIBDA for the third quarter is a benefit of $5 million resulting from certain vehicle leases being classified as capital leases in 2009. These leases previously met the requirements to be considered operating leases. The year-over-year weakening of major foreign currencies against the U.S. dollar reduced reported growth rates by approximately 4% compared to the third quarter of 2008. See the appendices at the end of this press release for Selected Financial Data, a discussion of non-GAAP measures and additional information regarding the Company’s results.

Net income attributable to Iron Mountain Incorporated (see Appendix A) for the quarter was $43 million, or $0.21 per diluted share, driven by higher operating income and reduced other expense, net compared to the same prior year period. The effective tax rate for the third quarter was impacted by net foreign currency gains and the associated tax expense and several discrete tax items that decreased earnings by $0.03 per diluted share.

Key Financial Highlights – Q3 2009

Internal revenue growth for the third quarter was 2% as storage revenue internal growth of 7% more than offset the expected weakness in service revenue growth. Severe economic conditions continued to impact core activity levels, complementary services and technology sales. The year-over-year weakening of major foreign currencies including the British pound and the Canadian dollar against the U.S. dollar reduced the revenue growth rate by 4% compared to the third quarter of 2008. As a result, Iron Mountain reported total consolidated revenues of $765 million for the quarter compared to $784 million for the prior year period.

The Company reported gross profits of $443 million with its gross profit margin improving from 55.1% in the third quarter of 2008 to 58.0% in the third quarter of 2009. Gross margins were supported by improved storage gross margin and productivity gains in North America, as continued progress on transportation and record center optimization initiatives drove higher service gross margins. Gross margins also benefited from improved performance in the International Physical segment and from the recharacterization of certain vehicle leases as described above.

OIBDA for the quarter was $224 million, up 6% on a reported basis compared to the third quarter of 2008. Excluding the impacts of the foreign currency exchange rate changes, third quarter OIBDA grew 10% compared to the prior year period. 2% of this growth is attributable to the recharacterization of certain vehicle leases. Selling, general and administrative costs were flat to the prior year period on a reported basis. Excluding the impacts of the foreign currency exchange rate changes, these overhead costs increased 4%, as the Company continued to make investments in growth and productivity initiatives.

Operating income for the third quarter of 2009 was $143 million, up 5% compared to the same period in 2008. Excluding the impact of asset gains and losses, third quarter operating income increased 4% compared to the prior year period reflecting the flow through of OIBDA gains.

The Company’s effective tax rate before the impact of foreign currency rate changes and other discrete items for the quarter was approximately 36% in order to bring the year-to-date tax rate to 39%. The net tax impact of the foreign currency rate fluctuations increased the effective tax rate by 1% and other discrete tax items increased the effective tax rate for the quarter by an additional 10%.

Capital expenditures incurred in the first nine months of 2009 totaled $179 million, or 8.0% of revenues, excluding $19 million for the purchase of real estate. In the third quarter, the Company maintained tight control over capital spending and continued to improve its capital efficiency. The Company has lowered its 2009 capital spending outlook for total capital expenditures to be approximately $360 million for the year.

In August 2009, the Company successfully completed the sale of $550 million in aggregate principal amount of its 8-3/8% Senior Subordinated Notes due 2021. The notes were sold at 99.625% of par. The net proceeds of the sale were used to redeem all of the remaining $448 million aggregate principal amount outstanding of its 8-5/8% Senior Subordinated Notes due 2013 and to repay other indebtedness. The redemption was completed in September 2009.

The Company’s Free Cash Flow before Acquisitions and Discretionary Investments (FCF) for the nine months ended September 30, 2009 was $233 million, an improvement of $147 million compared to the first nine months of 2008 (see Appendix B). Higher cash flows from operating activities compared to the comparable prior year period and controlled capital expenditures drove this improvement. As a result of the increase in FCF in the quarter, the Company further improved its liquidity position. As of September 30, 2009, the Company had more than $1 billion of liquidity including cash of $449 million and availability under its revolving credit facility of $620 million. The Company’s consolidated leverage ratio of net debt to EBITDA (as defined by its senior credit facility) was 3.4 times at September 30, 2009, well below the covenant limitation of 5.5 times included in its senior credit facility. The decrease in this ratio since the end of 2007 illustrates the Company’s ability to naturally reduce its consolidated leverage ratio in the absence of significant acquisition activity.

Acquisitions

The Company has not completed any acquisitions in 2009. Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations.

Financial Performance Outlook

For 2009, the Company continues to target sustainable underlying operating performance supported by solid core revenue growth and sustained progress strengthening returns in the North American Physical business segment. The Company’s full year revenue guidance range is being revised to $3,000 million to $3,020 million, reflecting year-to-date results. This outlook incorporates expectations for full year internal revenue growth of 3%, at the low end of the company’s previous guidance range. The Company is raising its 2009 OIBDA guidance range primarily to reflect year-to-date performance and now expects OIBDA (excluding asset gains and losses) in the range of $850 million to $865 million. The significant year-over-year strengthening of the U.S. dollar against the major currencies is expected to lower 2009 full year reported results by approximately 4% to 5%. However, the recent weakening of the U.S. dollar against major currencies is expected to increase the Company’s fourth quarter reported results by approximately 1%. In 2008, primarily due to a softening vehicle resale market, certain vehicle leases that previously met the requirements to be considered operating leases are now classified as capital leases. As a result of the recharacterization of these leases, 2009 rent expense is expected to decrease by approximately $20 million with an offsetting increase to depreciation expense and interest expense. We expect this change to provide a 3% benefit to the company’s full year OIBDA (excluding asset gains and losses) growth rate. This guidance is based on current expectations and does not include the potential impact of any future acquisitions (dollars in millions):

	Quarter Ending December 31, 2009		Full Year Ending December 31, 2009		% Growth vs. 2008
	Low	High	Low	High	FX Neutral	As Reported
Revenues	$766	$786	$3,000	$3,020	~3%	~(1)%
Operating Income	128	143	530	545
Depreciation & Amortization	~84		~320
OIBDA (excluding asset gains and losses)	212	227	850	865	12% - 14%	7% - 9%
Capital Expenditures			~360

Iron Mountain’s conference call to discuss its third quarter 2009 financial results and fourth quarter and full year 2009 outlook will be held today at 8:30 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 140,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2009 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (vi) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company’s business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States; (ix) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (x) claims that the Company’s technology violates the intellectual property rights of a third party; (xi) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company’s Current Report on Form 8-K under “Item 1A. Risk Factors” filed on May 8, 2009. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q3/2008	Q3/2009	Inc (Dec)	YTD/2008	YTD/2009	Inc (Dec)
Revenues	$784	$765	(2)%	$2,303	$2,234	(3)%

Gross Profit (excluding D&A)	$432	$443	3%	$1,256	$1,283	2%
Gross Margin %	55.1%	58.0%		54.5%	57.4%

OIBDA (excluding asset gains and losses)	$213	$225	5%	$588	$638	8%
OIBDA	$211	$224	6%	$584	$638	9%
OIBDA Margin %	26.9%	29.3%		25.4%	28.6%

Operating Income	$136	$143	5%	$367	$402	10%
Interest Expense, net	$59	$59	--%	$179	$170	(5)%

Provision for income taxes	$50	$39	(23)%	$93	$84	(10)%
Effective tax rate	81.6%	47.2%		53.5%	34.8%

Net Income Attributable to Iron Mountain	$11	$43	282%	$81	$160	98%
EPS – Diluted	$0.06	$0.21		$0.40	$0.78

Major Component of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)	$(16)	$1		$(13)	$11
Early Debt Extinguishment Charges	$--	$(3)		$--	$(3)
	Q3/2009	YTD/2009
Components of Revenue Growth:

Storage internal growth rate	7%	7%
Core service internal growth rate	1%	4%
Core revenue internal growth rate	4%	6%
Complementary service internal growth rate	(15)%	(12)%
Total internal growth rate	2%	3%
Impact of acquisitions	--%	--%
Impact of foreign currency fluctuations	(4)%	(6)%
Total revenue growth	(2)%	(3)%
NOTE: Columns may not foot due to rounding.

The Company’s internal growth rates represent the weighted average, year-over-year growth rates of revenues excluding the effects of foreign currency rate fluctuations and acquisitions.

The Company’s core revenues are comprised of storage revenues plus core service revenues. Included in core service revenues are revenues related to the handling and transportation of items in storage and other recurring revenue streams such as secure shredding service revenues, recurring project revenues and maintenance fees associated with software license sales.

Included in the Company’s complementary revenues are revenues associated with ancillary services, such as special projects, public sector projects and fulfillment services, along with revenues from the sale of recycled paper and other products such as cardboard boxes and software licenses.

New Presentation of Net Income and Minority Interest (millions):
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Income Before Provision for Income Taxes	$61	$82	$174	$242
Provision for Income Taxes	50	39	93	84
Net Income	11	43	81	158
Net Income (Loss) Attributable to Noncontrolling Interests	--	--	--	(2)
Net Income Attributable to Iron Mountain	$11	$43	$81	$160
NOTE: Columns may not foot due to rounding.

Effective January 1, 2009, the GAAP for noncontrolling interests changed. Among other things, it changes the way noncontrolling interests and net income are presented on the face of the statement of operations. The table above shows the required presentation for the three and nine month periods ended September 30, 2008 and 2009. Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 for additional information related to this change.

APPENDIX B

Operating Income Before Depreciation and Amortization

Iron Mountain uses Operating Income Before Depreciation and Amortization (“OIBDA”) as an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. The Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. The Company believes OIBDA and OIBDA Margin provide current and potential investors with relevant and useful information regarding its ability to generate cash flow to support business investment and its ability to grow revenues faster than operating expenses. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of OIBDA to operating income and net income attributable to Iron Mountain Incorporated (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009

OIBDA (excluding asset gains and losses)	$213	$225	$588	$638
Less: Asset Losses, net	2	1	5	--
OIBDA	$211	$224	$584	$638
Less: Depreciation and Amortization	75	81	217	236
Operating Income	$136	$143	$367	$402
Less: Interest Expense, net	59	59	179	170
Other (Income) Expense, net	16	1	13	(10)
Provision for Income Taxes	50	39	93	84
Net Income	11	43	81	158
Less: Noncontrolling Interests	--	--	--	(2)
Net Income Attributable to Iron Mountain Incorporated	$11	$43	$81	$160

NOTE: Columns may not foot due to rounding.

Constant Currency Growth Rates

	Three Months Ended September 30, 2009		Nine Months Ended September 30, 2009
	As Reported	Constant Currency	As Reported	Constant Currency

Revenues	(2)%	2%	(3)%	3%
OIBDA (excluding asset gains and losses)	5%	9%	8%	14%
OIBDA	6%	10%	9%	15%
Depreciation and Amortization	9%	13%	9%	15%
Operating Income	5%	7%	10%	15%

Iron Mountain conducts business in 39 countries on five continents. As such, a considerable amount of its revenues and expenses are denominated in foreign currencies. In 2008, the U.S. dollar strengthened significantly against most major foreign currencies. As such, the Company’s international results were reduced when translated into U.S. dollars. The table above shows the growth rates of certain operating statement line items on an as reported basis as well as on a constant currency basis. The constant currency growth rates are calculated by translating the 2008 results at the 2009 average exchange rates.

Free Cash Flows before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows from Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):

	Nine Months Ended September 30,
	2008	2009

Free Cash Flows Before Acquisitions and Discretionary Investments	$86	$233
Add: Capital Expenditures (excluding real estate), net	254	194
Additions to Customer Acquisition Costs	10	7
Cash Flows From Operating Activities	$350	$434

NOTE: Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
REVENUES:
Storage	$421,673	$433,066	$1,242,185	$1,258,733
Service	362,665	331,819	1,060,394	975,526

Total Revenues	784,338	764,885	2,302,579	2,234,259

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	352,251	321,470	1,046,973	951,148
Selling, General and Administrative	218,958	218,633	667,118	644,880
Depreciation and Amortization	74,856	81,428	217,293	236,388
Loss (Gain) on Disposal / Writedown of Property, Plant and Equipment, Net	1,928	705	4,634	(57)

Total Operating Expenses	647,993	622,236	1,936,018	1,832,359

OPERATING INCOME	136,345	142,649	366,561	401,900

INTEREST EXPENSE, NET	59,423	59,469	179,199	170,165
OTHER EXPENSE (INCOME), NET	15,660	1,390	13,157	(9,849)

Income Before Provision for Income Taxes	61,262	81,790	174,205	241,584

PROVISION FOR INCOME TAXES	50,010	38,613	93,141	83,951
NET INCOME	11,252	43,177	81,064	157,633

Less: Net (Loss) Income Attributable to the Noncontrolling Interests	(62)	(9)	382	(1,990)

Net Income Attributable to Iron Mountain Incorporated	$11,314	$43,186	$80,682	$159,623

EARNINGS PER SHARE – BASIC AND DILUTED:
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – BASIC	$0.06	$0.21	$0.40	$0.79
NET INCOME ATTRIBUTABLE TO IRON MOUNTAIN INCORPORATED PER SHARE – DILUTED	$0.06	$0.21	$0.40	$0.78

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	201,575	203,216	201,100	202,595
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	203,518	204,893	203,325	204,135

Operating Income before Depreciation and Amortization	$211,201	$224,077	$583,854	$638,288

IRON MOUNTAIN INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands)
(Unaudited)

	December 31, 2008	September 30, 2009
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$278,370	$449,263
Accounts Receivable (less allowances of $19,562 and $22,934, respectively)	552,830	596,427
Other Current Assets	145,192	151,977
Total Current Assets	976,392	1,197,667

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	3,750,515	4,030,152
Less: Accumulated Depreciation	(1,363,761)	(1,562,230)
Property, Plant and Equipment, net	2,386,754	2,467,922

OTHER ASSETS:
Goodwill, net	2,452,304	2,506,649
Other Non-current Assets, net	541,404	533,987
Total Other Assets	2,993,708	3,040,636

Total Assets	$6,356,854	$6,706,225

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$35,751	$30,706
Other Current Liabilities	693,846	690,791
Total Current Liabilities	729,597	721,497

LONG-TERM DEBT, NET OF CURRENT PORTION	3,207,464	3,275,935
OTHER LONG-TERM LIABILITIES	613,465	658,719

TOTAL IRON MOUNTAIN INCORPORATED STOCKHOLDERS’ EQUITY	1,802,780	2,047,950
NONCONTROLLING INTERESTS	3,548	2,124

TOTAL EQUITY	1,806,328	2,050,074

Total Liabilities and Equity	$6,356,854	$6,706,225

CONTACT:
Iron Mountain Incorporated
Stephen P. Golden, 617-535-4766
Vice President, Investor Relations
sgolden@ironmountain.com